UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
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☐	Soliciting Material Pursuant to Section 240.14a-12
SMART MODULAR TECHNOLOGIES (WWH), INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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SMART MODULAR TECHNOLOGIES (WWH), INC.
4211 Starboard Drive
Fremont, California 94538

December 15, 2006

To our Shareholders:

On behalf of the Board of Directors and management, I cordially invite you to attend the 2007 Annual General Meeting of Shareholders of SMART Modular Technologies (WWH), Inc. Our Annual Meeting will be held on Thursday, February 8, 2007 at 10:00 a.m. (PST), at the Courtyard by Marriott, located at 34905 Newark Blvd., Newark, California 94560.

We describe in detail the actions we expect to take at our Annual Meeting in the attached Notice of 2007 Annual General Meeting of Shareholders and proxy statement.

Included with this proxy statement is a copy of our Annual Report on Form 10-K for fiscal year 2006. We encourage you to read the Form 10-K. It includes information on our operations, products and services, as well as our audited financial statements.

Please use this opportunity to take part in our affairs by voting on the business to come before this meeting. Whether or not you plan to attend the meeting, please complete, sign, date and return the accompanying proxy in the enclosed postage-paid envelope. See “How Do I Vote?” in the proxy statement for more details. Returning the proxy does NOT deprive you of your right to attend the meeting and to vote your shares in person for the matters acted upon at the meeting.

We look forward to seeing you at the Annual Meeting.

Sincerely,

Iain MacKenzie
President and Chief Executive Officer

SMART MODULAR TECHNOLOGIES (WWH), INC.
4211 Starboard Drive
Fremont, California 94538

NOTICE OF 2007 ANNUAL GENERAL MEETING OF SHAREHOLDERS OF
SMART MODULAR TECHNOLOGIES (WWH), INC.

Date:	February 8, 2007

Time:	Doors open at 9:30 a.m. (PST) Meeting begins at 10:00 a.m. (PST)

Place:	Courtyard by Marriott

Purposes:	• Elect our directors

• Ratify the appointment of KPMG LLP as our independent registered public accounting firm

• Conduct other business that may properly come before the annual meeting or any adjournment or postponement thereof

Who Can Vote:	December 1, 2006 is the record date for voting. Only shareholders of record at the close of business on that date may vote at the annual meeting or any adjournment thereof. Any shareholder entitled to attend and vote at the annual meeting is entitled to appoint a proxy to attend and vote on such shareholder’s behalf. A proxy does not need to be a shareholder of SMART Modular Technologies (WWH), Inc.

A proxy statement and proxy card solicited by the Board of Directors are enclosed herewith. Whether you expect to attend the meeting or not, please complete, sign, date, and promptly return the enclosed proxy card in the postage-prepaid envelope we have provided. You may change your vote and revoke your proxy at any time before the polls close at the meeting by following the procedures described in the accompanying proxy statement.

Sincerely,

Ann T. Nguyen
General Counsel and Corporate Secretary

Fremont, California
December 15, 2006

SMART MODULAR TECHNOLOGIES (WWH), INC.

2007 ANNUAL GENERAL MEETING OF SHAREHOLDERS
NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

i

SMART MODULAR TECHNOLOGIES (WWH), INC.
4211 Starboard Drive
Fremont, California 94538

PROXY STATEMENT
dated December 15, 2006
FOR 2007 ANNUAL GENERAL MEETING OF SHAREHOLDERS
to be held February 8, 2007

INFORMATION CONCERNING SOLICITATION AND VOTING

Your vote is very important. For this reason our Board of Directors is requesting that you permit your ordinary shares to be represented at our 2007 Annual General Meeting of Shareholders by the proxies named on the enclosed proxy card. This proxy statement contains important information for you to consider in deciding how to vote on the matters brought before the meeting.

General Information

The Board of Directors of SMART Modular Technologies (WWH), Inc., referred to in this proxy statement as “SMART Modular”, “the Company” or “we”, is soliciting the enclosed proxy for use at our annual meeting of shareholders to be held February 8, 2007 at 10:00 a.m. (PST) or at any adjournment thereof for the purposes set forth in this proxy statement. Our annual meeting will be held at the Courtyard by Marriott, located at 34905 Newark Blvd., Newark, CA 94560.

This proxy statement and the enclosed proxy card will be mailed on or before December 22, 2006 to all shareholders entitled to vote at the meeting.

Who May Vote at Our Annual Meeting

All holders of our ordinary shares, as reflected in our records at the close of business on December 1, 2006, the record date for voting, may vote at the meeting.

Each ordinary share that you owned on the record date entitles you to one vote on each matter properly brought before the meeting. As of the record date, there were issued and outstanding 58,984,284 ordinary shares.

Holding Shares as a “Beneficial Owner” (or in “Street Name”)

Many shareholders are considered the “beneficial owners” of their shares, that is, they hold their shares through a broker, bank or nominee rather than directly in their own names. As summarized below, there are some distinctions between shares held of record and those owned beneficially or in “street name.”

Shareholder of Record.  If your shares are registered directly in your name with our transfer agent, you are considered the shareholder of record with respect to those shares. If you are a shareholder of record, we are sending these proxy materials directly to you. As our shareholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the annual meeting. We have enclosed a proxy card for your vote.

Beneficial Owner.  If your shares are held in a stock brokerage account or by a bank or nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker, bank, or nominee (who is considered the shareholder of record with respect to those shares). As the beneficial owner, you have the right to direct your broker, bank, or nominee how to vote if you follow the instructions you receive from your broker, bank, or nominee. You are also invited to attend the annual meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the annual meeting unless you bring to the meeting an account statement or letter from the nominee stating that you beneficially owned the shares on December 1, 2006, the record date for voting.

How to Vote

You may vote in person at the meeting or by proxy. All valid proxies properly executed and received by us prior to or at the meeting will be voted in accordance with the instructions they contain. We recommend that you vote by proxy even if you plan to attend the meeting. You may change your vote at the meeting even if you have previously submitted a proxy.

How Proxies Work

This proxy statement is furnished in connection with the solicitation of proxies by our Board of Directors for use at the annual meeting and at any adjournment of that meeting. If you give us your proxy, you authorize us to vote your shares at the meeting in the manner you direct. You may vote for all, some or none of our director candidates. You may also vote for or against the other proposals, or you may abstain from voting. Under Cayman Islands law, holders of our ordinary shares do not have appraisal rights with respect to matters to be voted on at the annual general meeting.

If you give us your proxy, but do not specify how your shares shall be voted on a particular matter, your shares will be voted FOR the election of each of the named nominees for director, FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm and, with respect to any other matter that may come before the annual meeting, as recommended by our Board of Directors or otherwise in the proxies’ discretion.

If you hold your shares in street name, your broker, bank or nominee will include a voting instruction card with this proxy statement. You should vote your shares by following the instructions provided on the voting instruction card.

Changing Your Vote

You have the right to revoke your previously submitted proxy at any time before the annual meeting.

If you are a shareholder of record, you may revoke your proxy before it is voted by:

•	submitting a new proxy with a date later than the date of your previously submitted proxy;

•	notifying our Corporate Secretary in writing before the meeting that you wish to revoke your previously submitted proxy; or

•	voting in person at the meeting.

If you are a beneficial owner and your shares are held in the name of your broker, bank or nominee and you wish to revoke your previously submitted proxy, you should follow the instructions provided to you by your broker, bank or nominee. You may also revoke your proxy by voting in person at the meeting, provided you comply with the requirements indicated below.

Attending in Person

Any shareholder of record may vote in person. All meeting attendees will be required to present a valid, government-issued photo identification, such as a driver’s license or passport, in order to enter the meeting.

If you are a beneficial owner and your shares are held in the name of your broker, bank or nominee, you must bring to the meeting an account statement or letter from the nominee indicating that you beneficially owned the shares at the close of business on December 1, 2006, the record date for voting.

Votes Needed to Hold the Meeting and Approve Proposals

In order to carry on the business of the annual meeting, shareholders entitled to cast not less than 1/3 of the total votes entitled to be cast at a meeting of shareholders must be represented at the meeting, either in person or by proxy. Only votes cast “for” a matter constitute affirmative votes. A properly executed proxy marked “abstain” with respect to any matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Since abstentions will not be votes cast for a particular proposal, they will have the same effect as negative votes or votes against that proposal. Broker non-votes are also counted for the purpose of determining the presence of a quorum. Broker non-votes occur when shares held by a broker on behalf of a beneficial owner are not voted with respect to a particular proposal, which generally occurs when the broker has not received voting instructions from the beneficial owner and lacks the discretionary authority to vote the shares itself. We believe that the election of directors and ratification of our independent registered public accounting firm are considered routine proposals for which brokerage firms may vote shares held on behalf of beneficial owners who have not voted with respect to the particular proposal.

The affirmative vote of a majority of all the votes cast by holders of ordinary shares represented in person or by proxy at the annual general meeting is necessary to approve the election of the director nominees. In the election of directors, votes may be cast in favor of or withheld from any or all nominees. The affirmative vote of the holders of a majority of the ordinary shares present in person or represented by proxy and entitled to vote on the item will be required to ratify the appointment of our independent registered public accounting firm for the current fiscal year. Approval of any other matter properly submitted to the shareholders at the annual meeting generally will require the affirmative vote of the holders of a majority of the ordinary shares present in person or represented by proxy and entitled to vote on that matter.

Texas Pacific Group, Francisco Partners, and Shah Capital Partners, holders of approximately 65.1% of our ordinary shares, have informed us that they intend to vote all of their shares in favor of the nominated slate of directors and for the ratification of the appointment of KPMG LLP as our independent registered public accounting firm.

Cost of Proxy Solicitation

We will pay the cost of this proxy solicitation. Some of our employees may also solicit proxies, without any additional compensation. We may also reimburse banks, brokerage firms and nominees for their expenses in forwarding proxy materials to their customers who are beneficial owners of our ordinary shares and obtaining their voting instructions.

Deadline for Receipt of Shareholder Proposals for the 2008 Annual Meeting

If you wish to submit a proposal for inclusion in the proxy statement for our 2008 annual general meeting of shareholders, you must follow the procedures outlined in Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and we must receive your proposal at the address below no later than August 17, 2007.

Contacting Us

If you have questions or would like more information about the annual meeting, you can contact us in either of the following ways:

• By telephone:	(510) 623-1231

• By writing	Ann T. Nguyen General Counsel and Corporate Secretary SMART Modular Technologies (WWH), Inc. 4211 Starboard Drive Fremont, CA 94538

FISCAL YEAR-END

The Company’s fiscal year ends on the last Friday in August. Fiscal 2006 ended on August 25, 2006.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our ordinary shares by (1) each person known by us to be the beneficial owner of 5% or more of the outstanding ordinary shares, (2) each of our named executive officers named under the Summary Compensation Table, (3) each of our directors, and (4) all of our executive officers and directors as a group.

Percentage of ownership is based on 58,974,284 ordinary shares outstanding as of November 30, 2006. Beneficial ownership is calculated based on SEC requirements. These requirements also treat as outstanding all ordinary shares that a person would receive upon exercise of options or warrants held by that person that are immediately exercisable or exercisable within 60 days of November 30, 2006. Shares issuable pursuant to options and warrants exercisable within 60 days are deemed outstanding and held by the holder of such options or warrants for computing the percentage of the person holding such options or warrants, but are not deemed outstanding for computing the percentage of any other person.

Other than as specifically noted below, the address of each of the named entities or individuals is c/o: SMART Modular Technologies (WWH), Inc., 4211 Starboard Drive, Fremont, California 94538.

	Shares Beneficially Owned
Beneficial Owner	Number	Percentage

Greater than 5% Shareholders and Section 13(g) Filers (1):
TPG Advisors III, Inc.(2)(5)	4,138,383	7.02
301 Commerce St., Ste. 3300
Fort Worth, TX 76102
TPG Advisors IV, Inc.(3)(5)	6,348,631	10.77
301 Commerce St., Ste. 3300
Fort Worth, TX 76102
T(3) Advisors II, Inc.(4)(5)	5,243,499	8.89
301 Commerce St., Ste. 3300
Fort Worth, TX 76102
Francisco Partners, G.P., LLC(6)	15,704,438	26.63
2882 Sand Hill Road, Ste. 280
Menlo Park, CA 94025
Francisco Partners Management LLC(7)	26,075	0.04
c/o Francisco Partners GP, LLC
2882 Sand Hill Road, Ste. 280
Menlo Park, CA 94025
Shah Capital Partners, L.P.(8a)	6,916,300	11.73
5201 Great America Parkway, Ste. 532
Santa Clara, CA 95054
Patel Family Partners, L.P.(9a)	648,248	1.10
WestRiver Capital, L.L.C.(10)	300,709	0.51
3720 Carillon Point
Kirkland, WA 98033
Named Executive Officers and Directors:
Iain MacKenzie(11)	729,202	1.24
Jack A. Pacheco(12)	289,673	*
Wayne Eisenberg(13)	226,480	*
Alan Marten(14)	349,691	*
Mike Rubino(15)	195,742	*
Ajay Shah(8b)	6,916,300	11.73
Eugene Frantz	—	—
John W. Marren	—	—
Dipanjan Deb(16)	—	—
Ezra Perlman(16)	—	—
Dr. C.S. Park(17)	37,123	*
Mukesh Patel(9b)	648,248	1.10
Clifton Thomas Weatherford(18)	25,832	*
All Executive Officers and Directors as a group (14 persons)(19)	9,487,728	15.97

*	Indicates less than 1%.

(1)	Ordinary shares beneficially owned by parties to a shareholders’ agreement, which is further described in “Certain Relationships and Related Party Transactions.”

(2)	Represents 4,138,383 ordinary shares held by TPG III SM, LLC.

(3)	Represents 6,348,631 ordinary shares held by TPG IV SM, LLC.

(4)	Represents 5,243,499 ordinary shares held by T(3) II SM, LLC.

(5)	TPG III SM, LLC is indirectly controlled by TPG Advisors III, Inc.; TPG IV SM, LLC is indirectly controlled by TPG Advisors IV, Inc.; and T(3) II SM, LLC is indirectly controlled by T(3) Advisors II, Inc. (collectively, TPG Advisors). David Bonderman, James G. Coulter and William S. Price, III, are directors, officers and the sole shareholders of TPG Advisors. Mr. Bonderman, Mr. Coulter and Mr. Price, by virtue of their positions with TPG Advisors, may be deemed to have investment powers and beneficial ownership with respect to the equity securities held by the foregoing entities. Each of Mr. Bonderman, Mr. Coulter and Mr. Price disclaims beneficial ownership of such securities.

(6)	Represents 15,627,486 ordinary shares held by Francisco Partners, L.P. and 76,952 ordinary shares held by Francisco Partners Fund A, L.P. Voting and investment power belongs to a group of managing directors of Francisco Partners, G.P. LLC (including Mr. Deb) who are employees of Francisco Partners, G.P. LLC. Francisco Partners, G.P. LLC’s managing directors include David Stanton, Benjamin Ball, Dipanjan Deb, Neil Garfinkel, Keith Geeslin, David Golob, and Sanford Robertson. The voting and investment power belongs to a group and not to any individual managing director. Each of these managing directors disclaims beneficial ownership of the securities held by the foregoing entities. Messrs. Deb and Perlman are employees of Francisco Partners, G.P. LLC and disclaim beneficial ownership of the securities held by the foregoing entities.

(7)	Represents 26,075 ordinary shares held by Francisco Annual Fund Investors, L.L.C. Voting and investment power belongs to a group of managing directors of Francisco Partners Management, LLC (including Mr. Deb) who are employees of Francisco Partners Management, LLC. Francisco Partners Management, LLC’s managing directors include David Stanton, Benjamin Ball, Dipanjan Deb, Neil Garfinkel, Keith Geeslin, David Golob, and Sanford Robertson. The voting and investment power belongs to a group and not to any individual managing director. Each of these managing directors disclaims beneficial ownership of the securities held by the foregoing entities. Messrs. Deb and Perlman are employees of Francisco Partners Management, LLC and disclaim beneficial ownership of the securities held by the foregoing entities.

(8a)	Ajay Shah holds ultimate management power over Shah Capital Partners, L.P., which gives him investment power over the securities held by such entity. Mr. Shah disclaims beneficial ownership of such securities.

(8b)	Represents ordinary shares beneficially owned by Shah Capital Partners, L.P.

(9a)	Mukesh Patel and Harsha Patel are the general partners of Patel Family Partners, L.P. and have voting and investment power over the securities held by such entity.

(9b)	Represents ordinary shares held by Patel Family Partners, L.P.

(10)	Erik Anderson is the sole member of WestRiver Management, LLC (WestRiver Management), which is the managing member of WestRiver Capital. The investment power of WestRiver Capital belongs to a committee consisting of Mr. Anderson and Gary Brinson, who is the only other member of WestRiver Capital. By virtue of their positions with WestRiver Capital, each of Mr. Anderson, Mr. Brinson and WestRiver Management may be deemed to have investment power and beneficial ownership with respect to the securities held by WestRiver Capital, and each disclaims beneficial ownership of such securities.

(11)	Includes 595,825 ordinary shares that may be acquired upon the exercise of options exercisable within 60 days after November 30, 2006, of which 120,000 exercisable options are held by family trusts. Mr. MacKenzie has no voting or investment power over one trust containing 60,000 exercisable options established for the benefit of his wife, and he disclaims beneficial ownership of such options and the underlying shares.

(12)	Includes 264,665 ordinary shares that may be acquired upon the exercise of options exercisable within 60 days after November 30, 2006.

(13)	Includes 179,136 ordinary shares that may be acquired upon the exercise of options exercisable within 60 days after November 30, 2006.

(14)	Includes 112,305 ordinary shares that may be acquired upon the exercise of options exercisable within 60 days after November 30, 2006.

(15)	Includes 182,405 ordinary shares that may be acquired upon the exercise of options exercisable within 60 days after November 30, 2006.

(16)	Individual is an employee of Francisco Partners, G.P., LLC and Francisco Partners Management, LLC and disclaims beneficial ownership of the securities held by the foregoing entities.

(17)	Represents 37,123 ordinary shares that may be acquired upon the exercise of options exercisable within 60 days after November 30, 2006.

(18)	Represents 25,832 ordinary shares that may be acquired upon the exercise of options exercisable within 60 days after November 30, 2006.

(19)	Includes 69,437 ordinary shares that may be acquired by an executive officer, who is not a “named executive officer” upon the exercise of options exercisable within 60 days after November 30, 2006.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) requires our directors and executive officers and beneficial holders of 10% or more of a registered class of our equity securities to file certain reports with the Securities and Exchange Commission (SEC) regarding ownership of, and transactions in, our equity securities. We have reviewed copies of the reports we received and written representations from the individuals required to file the reports.

Based solely on our review of such reports and representations, we believe that all of our directors, executive officers and beneficial holders of 10% or more of a registered class of our equity securities filed, on a timely basis, all reports required by Section 16(a) of the Exchange Act for the fiscal year ended August 25, 2006, except that a Form 3 for WestRiver Capital, L.L.C. was filed two days late and a Form 4 for each of Dr. Park and Mr. Weatherford reporting an annual grant of 10,000 options to each director was filed one day late.

PROPOSAL 1: ELECTION OF DIRECTORS

Our Board of Directors, at the recommendation of the Nominating and Corporate Governance Committee, has recommended for nomination the director candidates named below for a one-year term. All of these nominees currently serve as our directors.

If a director nominee becomes unavailable before the election, your proxy authorizes the individuals named as proxies to vote for a replacement nominee if the Nominating and Corporate Governance Committee names one.

		Director
Name	Age	Since

Iain MacKenzie	48	2004
Ajay Shah	47	2004
Dipanjan Deb	37	2004
Eugene Frantz	40	2004
John W. Marren	43	2004
Dr. C.S. Park	58	2004
Mukesh Patel	48	2004
Ezra Perlman	35	2004
Clifton Thomas Weatherford	60	2005

Set forth below is information about each of our nominees for director:

Iain MacKenzie.  Mr. MacKenzie has served as President and as a Director since the acquisition of the Company from Solectron and previously held equivalent positions at SMART Modular from 2002. In September

2005, he was named Chief Executive Officer of the Company. From 1998 to 2002, Mr. MacKenzie served as Vice President of Worldwide Operations of the Technology Solutions Business unit of Solectron. Before that, he was responsible for the start up of SMART Modular Technologies (Europe) Ltd., and he served as its general manager from 1997 to 1998. Prior to joining SMART Modular, Mr. MacKenzie held various management and leadership positions at other high technology corporations including Hughes Microelectronics, Ferrofluidics, Inc. (NH), Digital Equipment Corp. (semiconductor division) and Apricot Computers Ltd. (a Mitsubishi Company). He holds the Higher National Diploma in mechanical and production engineering and the Ordinary National Diploma in electrical/electronics engineering, both from the Kirkcaldy College of Technology (Fife University) in Scotland.

Ajay Shah.  Mr. Shah has been a Director and the Chairman of the Board of Directors since April 2004. Mr. Shah is the Managing Partner of Shah Capital Partners, a technology private equity firm. From 1999 to 2002, Mr. Shah was the CEO of, and led the founding of, the Technology Solutions Business unit of Solectron, which included SMART Modular, Force Computers, DY4 Corporation and US Robotics. In 1988, Mr. Shah co-founded SMART Modular. He currently also serves on the boards of Flextronics International and some other privately held companies. Mr. Shah holds an M.S. in Engineering Management from Stanford University, California, and a Bachelor’s in Engineering from the University of Baroda, India. Mr. Shah serves as the Chairman of our Compensation Committee as well as our Nominating and Corporate Governance Committee.

Dipanjan Deb.  Mr. Deb has been a Director since April 2004. Mr. Deb is a founder and Managing Partner of Francisco Partners and has been a partner since its formation in August 1999. Prior to founding Francisco Partners, Mr. Deb was a principal with Texas Pacific Group. Earlier in his career, Mr. Deb was director of semiconductor banking at Robertson, Stephens & Company and a management consultant at McKinsey & Company. Mr. Deb also serves on the boards of AMIS Holdings, Inc. (Nasdaq: AMIS), MagnaChip Semiconductor LLC, and Ultra Clean Holdings, Inc. (Nasdaq: UCTT). Mr. Deb holds an M.B.A. from the Stanford Graduate School of Business and a B.S. in Electrical Engineering and Computer Science from University of California, Berkeley.

Eugene Frantz.  Mr. Frantz has been a Director since April 2004. Mr. Frantz is a Partner of Texas Pacific Group, or TPG, specializing in the technology and telecom sectors. Prior to joining TPG in 1999, Mr. Frantz worked at Oracle Corporation, most recently leading its venture capital effort, where he was responsible for making equity investments in software and internet companies. Prior to joining Oracle, Mr. Frantz was a Vice President at Morgan Stanley, specializing in technology mergers and acquisitions spanning the semiconductor, data networking, software and internet sectors. Mr. Frantz also serves on the board of Network General and previously served on the boards of MEMC Electronic Materials, Paradyne Networks (acquired by Zhone Technologies) and Certance Holdings (formerly a division of Seagate Technology acquired by Quantum Corp.). Mr. Frantz received an M.B.A. from Stanford Business School and a B.S. from the University of California, Berkeley. Mr. Frantz serves as a member of our Compensation Committee and our Nominating and Corporate Governance Committee.

John W. Marren.  Mr. Marren has been a Director since April 2004. Mr. Marren is a Partner of Texas Pacific Group, or TPG, and currently leads TPG’s technology team. Before joining TPG in 2000 Mr. Marren was a managing director at Morgan Stanley from 1996 to 2000, most recently as co-head of the Technology Investment Banking Group. From 1992 to 1996, he was managing director and senior semiconductor research analyst at Alex Brown & Sons. Prior to Alex Brown & Sons, Mr. Marren spent eight years in the semiconductor industry working for VLSI Technology and Vitesse Semiconductor. Mr. Marren is currently the Chairman of the Board of MEMC Electronic Materials and also serves on the boards of ON Semiconductor Corporation, Conexant Systems, Inc., Celerity, Sungard Data Systems and Isola. Mr. Marren holds a B.S. in Electrical Engineering from the University of California, Santa Barbara.

Dr. C.S. Park.  Dr. Park has been a Director since June 2004. Dr. Park was the Chief Executive Officer and Chairman of Maxtor Corporation, a company that manufactures hard drives and provides storage solutions, until it was acquired by Seagate Technology in May 2006. Prior to joining Maxtor in November 2004, he served as investment partner and senior advisor at H&Q Asia Pacific, a private equity firm, from April 2004 to September 2004, and as a managing director for the firm from November 2002 to March 2004. Dr. Park served as President and Chief Executive Officer of Hynix Semiconductor, Inc., a company that manufactures semiconductor products, from March 2000 to May 2002. Dr. Park served as President and Chief Executive Officer of Hynix Semiconductor America Inc., from September 1996 to February 2000. Dr. Park also previously served as President and Chief

Executive Officer of Maxtor from February 1995 to July 1996. Dr. Park also serves on the board of Seagate Technology and STATS ChipPAC Ltd., a Singapore based public company in the semiconductor industry. He holds a Doctorate in Business Administration from Nova Southeastern University, an M.B.A. from the University of Chicago and a B.A. from Yonsei University, South Korea. Dr. Park serves as a member of our Audit Committee and our Nominating and Corporate Governance Committee.

Mukesh Patel.  Mr. Patel has been a Director since April 2004. Mr. Patel was President and Chief Executive Officer of Metta Technology, which he co-founded in 2004, until mid-November 2006, when LSI Logic Corporation acquired it. He also served as Chief Executive Officer of Sparkolor Corporation, which Intel Corporation acquired in late 2002. In addition, Mr. Patel co-founded SMART Modular, which Solectron acquired in 1999, serving at SMART Modular as Vice President and General Manager Memory Product Division from August 1995 to August 1998 and as Vice President, Engineering from February 1989 to July 1995. Prior to SMART Modular, Mr. Patel was employed in the semiconductor industry at Seeq Technology, Advanced Micro Devices and Samsung Semiconductor. Mr. Patel also serves on the board of AEHR Test Systems. He holds a B.S. in Electrical Engineering from Bombay University, India. Mr. Patel serves as a member of our Audit Committee.

Ezra Perlman.  Mr. Perlman has been a Director since April 2004. Mr. Perlman is a Principal with Francisco Partners. Prior to joining Francisco Partners in 2003, Mr. Perlman was a Senior Associate with Battery Ventures from 2000 to 2002, where he was involved in identifying, executing and managing private equity investments in software companies. Earlier, Mr. Perlman was an executive in the credit card industry with Advanta and a management consultant with Oliver, Wyman & Company. Mr. Perlman also serves on the boards of RedPrairie, LYNX Medical Systems, and Attachmate. He holds an M.B.A. from the Stanford Graduate School of Business and a B.A. in Applied Mathematics from Harvard University. Mr. Perlman serves as a member of our Compensation Committee and our Nominating and Corporate Governance Committee.

Clifton Thomas Weatherford.  Mr. Weatherford has been a Director since March 2005. Mr. Weatherford served as Executive Vice President and Chief Finance Officer of Business Objects, a provider of business intelligence software from September 1997 until his retirement in January 2003. With over 35 years of experience in global technology, Mr. Weatherford has held senior financial positions at NETCOM On-Line Communication Services, Logitech, Texas Instruments, Schulmberger, and Ungerman-Bass, Inc., a wholly owned subsidiary of Tandem Computers, in the United States, Europe and Japan. Mr. Weatherford also serves on the board and as audit committee chairman of each of Saba Software, Synplicity, Advanced Analogic Technologies and Tesco Corporation. Mr. Weatherford holds a B.B.A. from the University of Houston. Mr. Weatherford serves as the Chairman of our Audit Committee and a member of our Nominating and Corporate Governance Committee.

There are no family relationships among any of our directors and named executive officers.

Structure of Board of Directors and Corporate Governance Information

Director Independence.  Texas Pacific Group, Francisco Partners and Shah Capital Partners collectively hold approximately 65.1% of our outstanding ordinary shares. As a result, we are a “controlled company” under current NASDAQ rules and are not required to comply with all of the corporate governance standards as they relate to director independence. Our Board of Directors has determined, however, that Dr. Park, Mr. Patel, and Mr. Weatherford are each independent in accordance with applicable NASDAQ and SEC rules.

Shareholders’ Agreement.  Pursuant to a shareholders’ agreement, Texas Pacific Group, Francisco Partners and Shah Capital Partners will have the right to nominate up to five members of our board of directors and to nominate jointly with our President or Chief Executive Officer (who shall serve as a member of our board of directors during his employment with us) three other independent directors to our board as long as they maintain certain shareholding thresholds of our outstanding ordinary shares and the parties to the shareholders’ agreement have agreed, subject to certain minimum shareholding thresholds, to vote their ordinary shares to elect the persons so nominated to our board of directors. These rights do not affect the rights of our other shareholders, under our articles of association, to nominate our directors. Moreover, as such shareholders’ ownership interest in us decreases, their right to nominate directors will be reduced. In addition, the shareholders’ agreement and our memorandum and articles of association provide that we may not take certain significant actions without the approval of each of Texas Pacific Group, Francisco Partners and Shah Capital Partners, acting collectively, so long as they own at least 25% of our outstanding ordinary shares in the aggregate. In addition, the shareholders’ agreement provides that so long as Texas Pacific Group, Francisco Partners and Shah Capital Partners own in the aggregate at least 25% of our outstanding ordinary shares, we may not enter into certain related party transactions without the consent of each of Texas Pacific Group, Francisco Partners and Shah Capital Partners. For a more complete description of the shareholders’ agreement, see the section captioned “Certain Relationships and Related Party Transactions.”

Director Responsibilities.  We are governed by our board of directors and its various committees that meet throughout the year. Our Board of Directors currently consists of nine directors. During fiscal 2006, there were eight meetings of our Board of Directors. We expect directors to attend and prepare for all meetings of the Board of Directors and the meetings of the committees on which they serve. During fiscal 2006, each of our directors attended more than 75% of the aggregate number of meetings of the Board of Directors and the committees on which he served, except for Messrs. Deb, Frantz, Marren, Patel, and Perlman, who were unable to attend due to conflicts with pre-scheduled business engagements (although each of these directors did attend between 60% to 70% of all meetings). Unless elected otherwise, as permitted under the Company’s memorandum and articles of association, each director serves until his death, disability, retirement, resignation or removal (with or without cause) by means of a resolution of the other directors or an ordinary resolution of our shareholders.

Executive Sessions of the Independent Directors.  Our independent directors met in an executive session during each regularly scheduled meeting of the Board of Directors in fiscal 2006.

Corporate Governance.  Our Board of Directors has adopted corporate governance guidelines. These guidelines address items such as the qualifications and responsibilities of our directors and director candidates and the corporate governance policies and standards applicable to us in general. In addition, we have adopted a code of business conduct and ethics that applies to all officers, directors and employees. Our Corporate Governance Guidelines and our Code of Business Conduct and Ethics as well as the charters of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee are available on our website at http://www.smartm.com.

Communicating with our Board of Directors.  Any shareholder wishing to communicate with our Board of Directors may send a letter to our Corporate Secretary at 4211 Starboard Drive, Fremont, California 94538. Communications intended specifically for non-employee directors should be sent to the attention of the Chairman of the Nominating and Corporate Governance Committee.

Annual Meeting Attendance.  Our Board of Directors has adopted a policy that all members should attend each annual general meeting of shareholders when practicable.

Committees of our Board of Directors

Our board of directors has the following committees:

Audit Committee

The Audit Committee of our board of directors reviews our financial statements and accounting practices and makes recommendations to our board of directors regarding the selection of independent auditors. In addition, any transaction in which one of our directors has a conflict of interest must be disclosed to our board of directors and reviewed by the Audit Committee. Under our corporate governance guidelines, if a director has a conflict of interest, the director must disclose the interest to the audit committee and our board of directors and must recuse himself from participation in the discussion and must not vote on the matter. In addition, the audit committee is authorized to retain special legal, accounting or other advisors in order to seek advice or information with respect to all matters under consideration, including potential conflicts of interest. Mr. Weatherford serves as chairperson and financial expert of the Audit Committee. Dr. Park and Mr. Patel are the other members of the Audit Committee. In fiscal 2006, the Audit Committee met eight times. A copy of the charter for the Audit Committee is included as Appendix A to this proxy statement.

Compensation Committee

The Compensation Committee of our board of directors makes recommendations to our board of directors concerning salaries and incentive compensation for our officers and employees and administers our employee benefit plans. Mr. Shah serves as the Chairperson of the Compensation Committee. Mr. Frantz and Mr. Perlman are the other members of the Compensation Committee. In fiscal 2006, the Compensation Committee met one time.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of our board of directors identifies and recommends nominees to our board of directors, oversees and sets compensation for our directors and oversees compliance with our corporate governance guidelines. Mr. Shah serves as the Chairperson at the Nominating and Corporate Governance Committee. Mr. Frantz, Dr. Park, Mr. Perlman, and Mr. Weatherford are the other members. In fiscal 2006, the Nominating and Corporate Governance Committee met once with the other members of the board of directors. The board of directors has determined that Dr. Park and Mr. Weatherford are independent directors as defined in the NASDAQ listing standard for director nomination committee members.

Compensation Committee Interlocks and Insider Participation

During the last fiscal year, none of our executive officers was serving on the board of directors or on the compensation committee of any other company, any officers of which served either on our board of directors or on our compensation committee. Additional information concerning transactions between us and entities affiliated with members of the compensation committee is included in this prospectus under the caption “Certain Relationships and Related Party Transactions.”

Consideration of Director Nominees

Director Qualifications.  The Nominating and Corporate Governance Committee Charter specifies the criteria applied to nominees recommended by the Nominating and Corporate Governance Committee for a position on our Board of Directors. Candidates for director nominees are reviewed in the context of the current composition of our Board of Directors, our operating requirements and the interests of our shareholders. In conducting its assessment the Nominating and Corporate Governance Committee considers issues of judgment, diversity, age, skills, background, experience and such other factors as it deems appropriate given the needs of the Company and the Board of Directors. The Nominating and Corporate Governance Committee also considers the independence, financial literacy and financial expertise standards required by our Board of Directors committees’ charters and applicable laws, rules and regulations, and the ability of the candidate to devote the time and attention necessary to serve as a director and a committee member.

Identifying and Evaluating Nominees for Director.  In the event that vacancies are anticipated or otherwise arise, the Nominating and Corporate Governance Committee considers various potential candidates for director. Candidates may come to the attention of the Nominating and Corporate Governance Committee through current directors, professional search firms engaged by us, shareholders or other persons. Candidates are evaluated at regular or special meetings of the Nominating and Corporate Governance Committee and may be considered at any point during the year.

Shareholder Nominees.  Candidates for director recommended by shareholders will be considered by the Nominating and Corporate Governance Committee. Such recommendations should include the candidate’s name, home and business contact information, detailed biographical data, relevant qualifications for membership on our Board of Directors, information regarding any relationships between the candidate and us within the last three years and a written indication by the recommended candidate of the candidate’s willingness to serve, and should be sent to the Nominating and Corporate Governance Committee at the address listed on page five of this proxy statement.

Director Compensation

Our non-employee independent directors are entitled to receive a $25,000 annual fee, a $3,000 annual fee per committee on which a non-employee independent director serves (except for the audit committee, in which case it is

$5,000), a $6,000 annual fee per committee on which a non-employee independent director serves as the chairperson (except for the audit committee, in which case it is $20,000), and $1,000 for each board meeting attended (except for telephonic and committee meetings). In addition, our policy is to grant an option to purchase 50,000 ordinary shares to each non-employee independent director upon first joining the board and an option to purchase 10,000 additional ordinary shares annually. Mr. Patel has waived any right to receive director compensation.

Employee directors do not receive any additional compensation for service on our Board of Directors. Mr. MacKenzie is the only director who is also an employee of the Company and, accordingly, he did not receive any additional compensation for his service on our Board of Directors.

Board Recommendation

Our Board of Directors unanimously recommends that you vote “FOR” each of the nominees to the Board of Directors set forth in this Proposal 1.

PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF
OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed KPMG LLP to serve as our independent registered public accounting firm for the fiscal year ending August 31, 2007. We are asking you to ratify this appointment, although your ratification is not required. In the event of a majority vote against ratification, the Audit Committee may reconsider its selection. Even if the appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the Company’s and its shareholders’ best interests. A representative of KPMG LLP is expected to be present at the meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions.

Set forth below are the aggregate fees incurred for the professional services provided by our independent registered public accounting firm, KPMG LLP, in fiscal 2006 and 2005.

	Fiscal Year
	2006	2005

Audit fees	$1,173,000	$682,000
Audit-related fees	625,625	901,200
Tax fees	—	45,000
Other fees	—	—

Audit fees consist of services rendered to us and our subsidiaries for the audit of our annual consolidated financial statements, reviews of our consolidated quarterly financial statements included in Form 10-Q filings, and services provided in connection with other statutory and regulatory filings or engagements.

Audit-related fees consist of fees billed for services related to the performance of the audit or review of our consolidated financial statements in connection with the filings of Forms S-4/A, S-1, S-1/A and S-8 and are not reported under “Audit Fees.”

Tax fees consist of fees billed for professional services for tax compliance, tax planning, and tax advice. These services consist of assistance regarding federal, state and international tax compliance and assistance with the preparation of various tax returns.

All services provided by KPMG LLP were pre-approved in accordance with the Audit Committee’s pre-approval policies.

Board Recommendation

Our Board of Directors unanimously recommends that you vote “FOR” ratification of the appointment of KPMG LLP as our independent registered public accounting firm in this Proposal 2.

EXECUTIVE OFFICERS

In addition to Mr. MacKenzie, the following persons were executive officers of the Company as of fiscal year-end:

Name	Age	Position

Jack A. Pacheco	46	Senior Vice President and Chief Financial Officer
Wayne Eisenberg	48	Vice President of Worldwide Sales
Mohana Krishnan	51	Vice President of Worldwide Operations
Alan Marten	47	Vice President and General Manager of Memory Business Unit
Mike Rubino	54	Vice President of Engineering

Jack A. Pacheco.  Mr. Pacheco has served as our Chief Financial Officer and Vice President since April 2004. He was promoted to Senior Vice President in September 2006. In addition to his financial responsibilities, he oversees our information technology, business development, human resources and legal activities. Prior to joining us, Mr. Pacheco served as Chief Financial Officer for Ignis Optics, Inc. from August 2001 to October 2003 and as San Jose General Manager at Bookham Technology, after it acquired Ignis Optics, Inc., from October 2003 to April 2004. After Solectron acquired SMART Modular in 1999, Mr. Pacheco served as the Chief Financial Officer of the Technology Solutions Business unit of Solectron until 2001. From 1994 to 1999, he served as SMART Modular’s Corporate Controller and Vice President of Finance. He holds an M.B.A. from Golden Gate University and a B.S. in Business Administration from Washington State University.

Wayne Eisenberg.  Mr. Eisenberg has served as our Vice President of Worldwide Sales since April 2004 and previously held an equivalent position at SMART Modular from 2002. Mr. Eisenberg is responsible for our global, strategic and general accounts. Between 1995 and 2002, Mr. Eisenberg held various positions with SMART Modular, including Vice President Sales, Director North American and European Sales, Director North American Sales, Director Western Area OEM Sales, and Director Channel Sales. Mr. Eisenberg has also held various positions at other high technology companies including Toshiba America CSD, GRiD Systems, Harris Corporation, Decision Data Computer Corporation and Monroe Systems. He holds a B.A. in Journalism with a minor in Business Administration from California State University at Chico.

Mohana Krishnan.  Mr. Krishnan has served as Vice President of Worldwide Operations since June 2006, when he was promoted from Vice President of Operations, a position he had held since October 2005. Mr. Krishnan had been Vice President of Asia Pacific since April 2004. Mr. Krishnan is responsible for manufacturing sites worldwide, corporate quality, manufacturing systems and manufacturing engineering. Mr. Krishnan served as Vice President of Worldwide Operations for Force Computers whilst it was a subsidiary of Solectron. He joined SMART Modular in 1999 as the General Manager of its Malaysia facility and has over 11 years of operations and general management experience with SMART and Solectron as well as 15 additional years of work experience with Texas Instruments. He holds a B.Sc. in Electronics Engineering from Brighton Polytechnic, U.K.

Alan Marten.  Mr. Marten has served as Vice President and General Manager of our Memory Business Unit since April 2004 and held an equivalent position at SMART Modular from 1997. Mr. Marten is responsible for our product line management and business strategy. Prior to this, Mr. Marten was SMART Modular’s Director of Sales from 1990 to 1994, and was Vice President of Sales and Marketing from 1995 to 1997. Mr. Marten began his career at AMD as a financial analyst and a product-marketing manager and then joined Arrow Electronics where he served as Director of Product Management Semiconductor and Memory Products from 1987 to 1989. Mr. Marten holds a B.S. in Economics from Santa Clara University.

Mike Rubino.  Mr. Rubino has served as our Vice President of Engineering since April 2004 and previously held an equivalent position at SMART Modular from 1999. Mr. Rubino is responsible for our memory product design, test development, documentation control, NPI, failure analysis, customer solution definition, BOM engineering, and new technology evaluation. Mr. Rubino has also held various positions at IBM, Burroughs Corp., Schenck Trebel Corp. and Grumman Aerospace. He holds a B.S. in Electrical Engineering from Rochester Institute of Technology and an M.S. in Electrical Engineering from Syracuse University.

EXECUTIVE OFFICER COMPENSATION

Executive Compensation

The following table sets forth compensation information for our chief executive officer and our four other executive officers who, based on salary and bonus compensation, were our most highly compensated executive officers for fiscal 2006 (collectively, our “named executive officers”).

Summary Compensation Table

				Long-Term
				Compensation
				Securities
	Annual Compensation			Underlying	All Other
Name and Principal Position	Year	Salary ($)	Bonus ($)	Options (#)	Compensation(1)

Iain MacKenzie,	2006	331,658	375,359	244,332	11,788
President and	2005	283,171	324,298	—	11,826
Chief Executive Officer	2004	277,200	432,667	855,161	764,316	(2)
Jack A. Pacheco,	2006	198,903	248,485	200,000	9,988
Senior Vice President and	2005	196,000	227,921	—	12,594
Chief Financial Officer(3)	2004	67,596	34,688	342,064	554
Wayne Eisenberg,	2006	178,769	217,889	80,776	7,828
Vice President of Worldwide Sales	2005	175,000	180,169	—	5,539
	2004	170,000	201,252	283,425	534,018	(2)
Alan Marten,	2006	163,446	204,944	80,776	7,358
Vice President and General Manager	2005	160,000	164,068	—	5,054
of Memory Business Unit	2004	154,510	232,884	283,425	519,456	(2)
Mike Rubino,	2006	163,128	146,323	60,582	8,975
Vice President of Engineering	2005	160,000	117,267	—	3,986
	2004	157,520	189,975	283,425	296,631	(2)

(1)	Amounts in this column include the following annual contributions by us to 401(k) plans in fiscal 2006 and fiscal 2005, respectively: $7,500 and $6,422 for Mr. MacKenzie; $6,897 and $10,904 for Mr. Pacheco; $6,050 and $4,158 Mr. Eisenberg; $5,809 and $3,795 Mr. Marten; and $6,448 and $2,715 for Mr. Rubino. Amounts in this column also include the following annual premiums for basic and executive life insurance and accidental death and disability insurance in fiscal 2006 and fiscal 2005, respectively: $3,313 and $2,650 for Mr. MacKenzie; $1,815 and $1,690 for Mr. Pacheco; $1,778 and $1,381 for Mr. Eisenberg; $1,549 and $1,259 for Mr. Marten; and $2,524 and $1,271 for Mr. Rubino. For Mr. MacKenzie and Mr. Pacheco, amounts in this column also include $975 and $1,275, respectively, in estate and tax planning-related services for fiscal 2006. For Mr. MacKenzie, amounts in this column also include $0, $2,754 and $3,931 in immigration-related expenses for fiscal 2006, 2005 and 2004, respectively.

(2)	For fiscal 2004, amounts in this column include the following sale and integration bonuses in connection with our acquisition from Solectron: Messrs. MacKenzie, Eisenberg, Marten, and Rubino received sale bonuses of $475,600, $356,700, $356,700, and $130,500, respectively, for which we received reimbursement from Solectron; and Messrs. MacKenzie, Eisenberg, Marten, and Rubino received integration bonuses of $277,200, $170,000, $154,510, and $157,520, respectively. In fiscal 2004 for Messrs. MacKenzie, Pacheco, Eisenberg, Marten and Rubino, amounts in this column also include an aggregate of $29,068 in contributions by us to their 401(k) plans and $3,247 in premiums for their basic and executive life insurance and accidental death and disability insurance.

(3)	Mr. Pacheco joined us in April 2004. The 2004 salary and bonus figures shown in the table above are therefore only for the portion of 2004 during which Mr. Pacheco was employed with us.

Option Grants in Fiscal Year

The following table sets forth information concerning grants of options to acquire our ordinary shares granted to our named executive officers during fiscal 2006. No share appreciation rights were granted during fiscal 2006 to any of our named executive officers.

	Individual Grants				Potential Realizable
	Number of	Percent of			Value at Assumed Annual
	Shares	Total Options			Rates of Share Price
	Underlying	Granted to	Exercisee		Appreciation for
	Options	Employees in	Price		Option Term(2)
Name	Granted (#)(1)	Fiscal Year (%)	($/Share)	Expiration Date	5% ($)	10% ($)

Iain MacKenzie	244,332	11.5%	$2.09	Sept. 1, 2015	$3,071,266	$5,192,955
Jack A. Pacheco	200,000	9.4%	$4.71	Sept. 15, 2015	$1,990,010	$3,726,736
Wayne Eisenberg	80,776	3.8%	$4.71	Sept. 15, 2015	$803,725	$1,505,154
Alan Marten	80,776	3.8%	$4.71	Sept. 15, 2015	$803,725	$1,505,154
Mike Rubino	60,582	2.8%	$4.71	Sept. 15, 2015	$602,791	$1,128,866

(1)	The option becomes vested and exercisable on a monthly basis over a four-year period.

(2)	In accordance with SEC rules, these columns show estimated hypothetical gains that could accrue for the respective options, which were granted before we became a publicly traded company, assuming that the $9.00 IPO price of our ordinary shares appreciates from the date of grant over a period of 10 years at an annualized rate of 5% and 10%, respectively. The disclosure of 5% and 10% assumed rates is required by SEC rules and does not represent our estimate or projection of future ordinary share price or share price growth.

Option Exercises and Aggregate Option Values

The following table shows information regarding unexercised options held as of August 25, 2006 by executive officers listed in the Summary Compensation Table above.

			Number of Ordinary Shares
	Ordinary		Underlying Unexercised		Value of the Unexercised
	Shares		Options Held at		In-the-Money Options at
	Acquired on	Value	Fiscal Year-End (#)		Fiscal Year-End ($)(1)
Name	Exercise (#)	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Iain MacKenzie	—	—	524,295	575,198	$4,596,133	$4,819,192
Jack A. Pacheco	—	—	231,116	310,948	$1,869,656	$2,095,500
Wayne Eisenberg	20,000	$38,400	152,032	192,169	$1,282,728	$1,444,916
Alan Marten	82,665	$158,717	89,367	192,169	$1,089,000	$1,444,916
Mike Rubino	—	—	167,404	176,603	$719,369	$1,375,648

(1)	Based on $9.16, which was the closing price of our ordinary shares on the NASDAQ on August 25, 2006, minus the exercise price multiplied by the number of ordinary shares issuable on exercise of the option.

Employment Arrangements

We have extended offer letters to each of our executive officers, pursuant to which we offered and they accepted their respective positions, base salaries and bonus opportunities, certain option grants and other employee benefits. Each of our executive officers are at-will employees.

The offer letter to each of Messrs. MacKenzie, Pacheco, Eisenberg, Marten and Rubino provides a target annual bonus opportunity of 100% of base salary, other than Mr. Rubino whose target annual bonus opportunity is 75% of base salary, with the actual annual bonus based on achievement of performance criteria established by the board of directors. These offer letters also provided for initial base salaries, which have since been increased by the board of directors. The historical base salaries of each of the named executive officers is reflected in the Summary Compensation Table above. Mr. MacKenzie’s offer letter provides that we may enter into an employment agreement with him, in which case we would agree to pay him severance of 12 months of base salary and target bonus if he is terminated without cause or resigns for good reason. We also pay for immigration-related expenses for Mr. MacKenzie.

Equity Compensation Plan Information

This table summarizes our equity plan information as of August 25, 2006.

Number of Securities
	to be Issued Upon		Number of Securities
	Exercise of	Weighted Average	Available for Future
	Outstanding Options,	Exercise Price of	Issuance Under Equity
	Warrants and Rights	Outstanding Options,	Compensation Plan
	at Fiscal Year-End	Warrants and Rights	at Fiscal Year-End
Plan Category	(000’s)	at Fiscal Year-End	(000’s)

Equity compensation plan approved by shareholders(1)	6,791	$1.68	2,472
Equity compensation plan not approved by shareholders	—	—	—
Total	6,791	$1.68	2,472

(1)	Represents our Amended and Restated Stock Incentive Plan. The number of ordinary shares available under our Amended and Restated Stock Incentive Plan automatically increases each year, beginning in fiscal 2007 through fiscal 2017, by an amount equal to the lesser of (i) 2,500,000 ordinary shares, (ii) 3% of the number of ordinary shares outstanding on the date of the increase, or (iii) an amount determined by the Board of Directors.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Agreements with Our Principal Investors

We have entered into certain agreements with Texas Pacific Group, Francisco Partners and Shah Capital Partners, which collectively own substantially all of our issued and outstanding ordinary shares.

Shareholders’ Agreement

We, Texas Pacific Group, Francisco Partners and Shah Capital Partners and certain other shareholders are parties to a shareholders’ agreement. The shareholders’ agreement covers matters of corporate governance, restrictions on transfer of our securities and information rights.

Corporate Governance.  The shareholders’ agreement provides that so long as they hold at least 10% of our outstanding shares, each of Texas Pacific Group and Francisco Partners may nominate two members of our board of directors; that as long as they hold at least 5% of our outstanding shares, each of Texas Pacific Group, Francisco Partners and Shah Capital Partners may nominate one member of our board of directors; that the principal investors have the right to nominate jointly with our President or Chief Executive Officer (who shall also serve as a member of the board of directors during his employment with us) three other independent directors to our board; and that the parties to the shareholders’ agreement will vote their ordinary shares to elect the persons so nominated to our board of directors. Mr. Shah was nominated by Shah Capital Partners, Messrs. Frantz and Marren were nominated by Texas Pacific Group and Messrs. Deb and Perlman were nominated by Francisco Partners and Messrs. Park, Patel and Weatherford were nominated jointly by our principal investors and our Chief Executive Officer. These rights of our principal investors do not affect the rights of our other shareholders, under our articles of association, to nominate our directors. In addition, each of Texas Pacific Group, Francisco Partners and Shah Capital Partners have the right, voting collectively, to nominate our chief executive officer and have agreed not to vote their ordinary shares for any amendment to our memorandum and articles of association unless the other principal investors also approve of such amendment.

The shareholders’ agreement and our articles of association also provide that we may not take certain significant actions without the approval of Texas Pacific Group, Francisco Partners and Shah Capital Partners,

acting collectively, as long as they own in the aggregate at least 25% of our outstanding ordinary shares. These actions include:

•	mergers, acquisitions or certain sales of assets;

•	any liquidation, dissolution or bankruptcy;

•	issuances of securities;

•	determination of compensation and benefits for our chief executive officer, president and chief financial officer;

•	appointment or dismissal of any of the chairman of our board of directors, chief executive officer, president, chief financial officer or any other executive officer in any similar capacity;

•	amendments to the shareholders’ agreement or exercise or waiver of rights under the shareholder’s agreement;

•	any increase or decrease in the number of directors that comprise our board of directors;

•	the declaration of dividends or other distributions or the recapitalization, reclassification, redemption, repurchase or other acquisition of any of our subsidiaries’ securities; any incurrence or refinancing of indebtedness in excess of $10.0 million;

•	approval of our business plan, budget and strategy; and

•	modification of our long-term business strategy, the scope of our business or any of our material customer relationships.

In addition, the shareholders’ agreement provides that so long as Texas Pacific Group, Francisco Partners and Shah Capital Partners own in the aggregate at least 25% of our outstanding ordinary shares we may not enter into certain related party transactions without the consent of each of Texas Pacific Group, Francisco Partners and Shah Capital Partners.

All of the provisions of the shareholders’ agreement are expressly subject to any requirements as to governance imposed by rules of the SEC and of any exchange on which our securities are listed.

Information Rights.  So long as each of Texas Pacific Group, Francisco Partners and Shah Capital Partners hold at least 5% of our outstanding ordinary shares, each has the right to receive from us financial information, monthly management reports, reports from our independent public accountants and such additional information regarding our financial position or business as it reasonably requests.

Registration Rights

Demand Registration.  The shareholders’ agreement provides that, any time (1) at the written request of Texas Pacific Group, Francisco Partners and Shah Capital Partners, acting collectively or (2) after February 3, 2007 at the request of any of Texas Pacific Group, Francisco Partners and Shah Capital Partners, we can be required to effect, at our expense, additional registration statements, or demand registrations, registering the securities held by such shareholders. We are required to pay the registration expenses in connection with each demand registration. We may decline to honor any of these demand registrations if the aggregate gross proceeds expected to be received does not equal or exceed either $25.0 million if the demand registration would constitute an initial public offering or $5.0 million in all other cases or if we have effected a demand registration within the preceding ninety days. If a demand registration is underwritten and the managing underwriter advises us that the number of securities offered to the public needs to be reduced, priority of inclusion in the demand registration shall be such that first priority shall be given to Texas Pacific Group, Francisco Partners and Shah Capital Partners and their respective permitted transferees.

Incidental Registration.  In addition to our obligations with respect to demand registrations, if we propose to register any of our securities, other than a registration on Form S-8 or S-4 or successor forms to these forms, whether or not such registration is for our own account, the parties to the shareholders’ agreement, including Texas Pacific

Group, Francisco Partners and Shah Capital Partners will have the opportunity to participate in such registration. Expenses relating to these “incidental registrations” are required to be paid by us.

If an incidental registration is underwritten and the managing underwriter advises us that the number of securities offered to the public needs to be reduced, priority of inclusion shall be such that first priority shall be given to us and second priority shall be given to Texas Pacific Group, Francisco Partners and Shah Capital Partners and their respective permitted transferees. We and the shareholders selling securities under a registration statement are required to enter into customary indemnification and contribution arrangements with respect to each registration statement.

Advisory Agreements with Texas Pacific Group, Francisco Partners and Shah Capital Partners

In April 2004, we entered into advisory agreements with entities affiliated with each of Texas Pacific Group, Francisco Partners and Shah Capital Partners, pursuant to which such advisors may provide financial, advisory and consulting services to us and our affiliates. These services have in the past included and may in the future include: executive and management services; identification, support and analysis of acquisitions and dispositions by us or our subsidiaries; support and analysis of financing alternatives; finance functions, including assistance in the preparation of financial projections, and monitoring of compliance with financing agreements; human resource functions, including searching for and hiring of executives; and other services for us or our affiliates upon which our board of directors and each of these advisors may agree.

Specific services provided by each of these advisors to date have included, among others, the design of our equity capital structure and assistance with analysis of our structure for tax purposes, analyzing various financing alternatives, assistance in the identification and appointment of our directors, creation of our employee stock incentive plan and negotiation of certain employment agreements. On July 1, 2005, we executed an amendment to its advisory agreement with the entity affiliated with Shah Capital Partners, increasing the annual management fees to $1.0 million, and the aggregate annual management fee to all advisors to $3.0 million.

On February 8, 2006, we used $9.0 million of the proceeds from our initial public offering and made a one-time payment, which was expensed during the second quarter of fiscal 2006, to terminate the annual fees payable under our advisory service agreements with the entities affiliated with each of the three advisors. In addition to the termination fee, we incurred approximately $1.3 and $2.6 million in management fees pursuant to the advisory service agreements for the fiscal years ended August 25, 2006 and August 26, 2005, respectively.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee of the Board of Directors shall not be deemed to be “soliciting material” or “filed” with the SEC or incorporated by reference into any future filing under the Securities Act of 1933 (the “Securities Act”) or the Securities Exchange Act of 1934 (the “Exchange Act”), each as amended, except to the extent that we specifically incorporate it by reference into such filing.

The Audit Committee (the “Committee”) serves in an oversight capacity and is not intended to be part of SMART Modular’s operational or managerial decision-making process. SMART Modular’s management is responsible for preparing the consolidated financial statements, and its independent registered public accounting firm, KPMG LLP, is responsible for auditing those statements. The Committee’s principal purpose is to monitor these processes. The key responsibilities of the Committee are set forth in our charter, which is available on our website at www.smartm.com.

The Committee is currently composed of three directors.

The Committee regularly met and held discussions with management and KPMG LLP in fiscal 2006. Management represented to us that SMART Modular’s consolidated financial statements were prepared in accordance with generally accepted accounting principles applied on a consistent basis, and we have reviewed and discussed the quarterly and annual earnings press releases and consolidated financial statements with management and KPMG LLP. We also discussed with KPMG LLP matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended, and Rule 2-07 (Communication with Audit Committees) of Regulation S-X.

The Committee has discussed with KPMG LLP its independence from SMART Modular and its management, including the matters, if any, in the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Committee also considered whether KPMG LLP’s provision of audit and non-audit services to SMART Modular by KPMG LLP is compatible with maintaining the independence of KPMG LLP from the Company.

The Committee discussed with KPMG LLP the overall scope and plans for its audit. The Committee meets with KPMG LLP, with and without management present, to discuss the results of its examinations, its evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. To avoid certain potential conflicts of interest, the law prohibits a publicly traded company from obtaining certain non-audit services from its independent audit firm. The Company obtains these services from other service providers as needed.

Based on the reviews and discussions referred to above, we recommended to our Board of Directors, and our Board of Directors approved, that the audited financial statements be included in SMART Modular’s Annual Report on Form 10-K for the year ended August 25, 2006, for filing with the SEC.

We have appointed KPMG LLP as SMART Modular’s independent auditors for fiscal 2007.

Members of the Audit Committee

Clifton Thomas Weatherford, Chairman
Dr. C.S. Park
Mukesh Patel

The foregoing report has been furnished by the Audit Committee of the Board of Directors of SMART Modular Technologies (WWH), Inc.

REPORT OF THE COMPENSATION COMMITTEE

The following Report of the Compensation Committee of the Board of Directors shall not be deemed to be “soliciting material” or “filed” with the SEC or incorporated by reference into any future filing under the Securities Act of 1933 (the “Securities Act”) or the Securities Exchange Act of 1934 (the “Exchange Act”), each as amended, except to the extent that we specifically incorporate it by reference into such filing.

The Compensation Committee (the “Committee”) was created by the Board of Directors to oversee SMART Modular’s compensation and benefits policies generally, including its equity incentive program; to evaluate senior executive performance and review the Company’s management succession plan; and to oversee and determine compensation for SMART Modular’s executive officers. The Committee also administers the Company’s stock incentive plan and approves stock option grants for its employees. The Compensation Committee acts in accordance with the terms of its charter, which is available on SMART Modular’s website at www.smartm.com.

The Committee is currently composed of three directors.

Executive Compensation Policy

We have structured SMART Modular’s compensation program with a view toward ensuring the financial strength of SMART Modular, maintaining competitiveness with companies of similar size in the industry, attracting and retaining quality employees and maximizing long-term shareholder value. We seek to accomplish these goals by providing a total compensation opportunity that consists of a combination of base salary, cash incentive pay, equity incentives and a comprehensive benefits program.

Base Salary.  Each of the executive officers, including the Chief Executive Officer, receives a base salary that we review at least annually to determine whether an adjustment is appropriate to reflect changes in market conditions, SMART Modular’s performance, individual performance and the executive’s level of responsibilities. We established base salary levels for all executive officers during the last fiscal year based upon the above criteria.

Cash Performance-Based Annual Bonus.  To reward superior performance and contributions made by key executives, we may award cash bonuses annually based on the achievement of specific financial and operational goals and individual performance. We establish financial targets at the start of the fiscal year as an incentive for superior corporate performance. Bonuses, if awarded, are based primarily on the attainment of these goals and, on a case-by-case basis, the accomplishment of individual achievements during the fiscal year. For the fiscal year ended August 25, 2006, these goals were based on the Company’s earnings performance and other corporate and individual performance criteria. Our executive officers, Messrs. MacKenzie, Pacheco, Eisenberg, Marten, and Rubino, received cash bonuses of $375,359, $248,485, $217,889, $204,944, and $146,323, respectively, during fiscal 2006.

Long-Term Equity Compensation.  We believe that using equity awards as long-term incentives aligns the interests of the executive officers with those of our shareholders. Long-term equity compensation is realized through the grant of incentive awards under our stock incentive plan. Our stock incentive plan allows for grants of stock options as well as other stock-based awards including restricted stock, restricted stock units, stock appreciation rights, rights to purchase stock and other awards that are based on or related to the performance of our common stock. To date, the only types of equity awards we have granted to our executive officers under the stock incentive plan are stock options. We approve and recommend to the full board all option grants for executive officers and the guidelines to be used for option grants for other management employees. Individual grants of stock options are based on level of responsibility and individual performance. During fiscal 2006, our executive officers received option grants based on performance and our review of competitive equity practices.

Other Benefits and Perquisites.  We review other benefits that may be provided to our executive officers, including the Chief Executive Officer. Generally our executives receive employee benefits similar to those offered to other employees, except executive life insurance and estate and tax planning services.

Chief Executive Officer Compensation

The Company’s President and Chief Executive Officer, Iain MacKenzie, received an annual base salary of $331,658 during fiscal 2006. In determining Mr. MacKenzie’s total compensation package for 2006, we considered the Company’s compensation policies, as well as the effectiveness of Mr. MacKenzie’s leadership of SMART Modular and achievement of strategic and financial objectives. During fiscal 2006, these objectives included the Company’s earning performance and other criteria established for the fiscal year. As described above, a cash bonus of $375,359 was made to Mr. MacKenzie under the Company’s cash bonus program as a result of our performance. We believe that Mr. MacKenzie’s total compensation is competitive with compensation packages for chief executive officers at companies of similar size in SMART Modular’s industry and reflects the Company’s performance in fiscal 2006.

Policy on Deductibility of Compensation

Section 162(m) of the Internal Revenue Code limits our tax deductibility of compensation in excess of $1 million paid to our Chief Executive Officer or any of our four other most highly compensated executive officers, unless the compensation is “performance-based” as defined by the Internal Revenue Code. We generally intend to maximize the deductibility of executive compensation so long as the deductibility is compatible with the objectives of our compensation policies, including retention of high-performing individuals and maintaining competitive compensation. Accordingly, we have not adopted a policy that all compensation must qualify as deductible under Section 162(m). We believe that the tax deductibility of compensation paid to our Chief Executive Officer and our four other most highly compensated executive officers was not limited by Section 162(m) in fiscal 2006; no executive officer was paid in excess of $1 million in fiscal 2006.

The foregoing report has been furnished by the Compensation Committee of the Board of Directors of SMART Modular Technologies (WWH), Inc.

Members of the Compensation Committee

Ajay Shah, Chairman
Eugene Frantz
Ezra Perlman

STOCK PERFORMANCE GRAPH

The following graph compares the cumulative total return to shareholders on our ordinary shares with the cumulative total return of the NASDAQ Composite Index and Standard & Poor’s (S&P) Semiconductors Index. The graph assumes that $100 was invested on February 3, 2006, the first day our ordinary shares were traded on the NASDAQ, in our ordinary shares and in each of the foregoing indices, and covers the period to November 30, 2006. No dividends have been declared or paid on our ordinary shares. Shareholder returns over the period indicated are based on historical data and should not be considered indicative of future shareholder returns.

CUMULATIVE TOTAL RETURN*

SMART MODULAR TECHNOLOGIES (WWH), INC.
NASDAQ COMPOSITE INDEX
S&P SEMICONDUCTORS INDEX

*	Assumes reinvestment of dividends, if any

The information contained in the Stock Performance Graph section shall not be deemed to be “soliciting material” or “filed” with the SEC or incorporated by reference in future filings under the Securities Act of 1933 (the “Securities Act”) or the Securities Exchange Act of 1934 (the “Exchange Act”), each as amended, except to the extent that we specifically incorporate it by reference into such filing.

OTHER MATTERS

We know of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Company or the Company’s Board of Directors may recommend.

BY ORDER OF THE BOARD OF DIRECTORS

Ann T. Nguyen
General Counsel and Corporate Secretary

December 15, 2006

APPENDIX A

AMENDED AND RESTATED AUDIT COMMITTEE CHARTER
Adopted January 9, 2006

Purpose

The Audit Committee is created by the Board of Directors of the Company to:

•	assist the Board in its oversight of

•	the integrity of the financial statements of the Company;

•	the qualifications, independence and performance of the Company’s independent auditor;

•	the performance of the Company’s internal audit function; and

•	compliance by the Company with legal and regulatory requirements;

•	prepare the audit committee report that Securities and Exchange Commission rules require to be included in the Company’s annual proxy statement.

Membership

The Audit Committee shall consist of at least three members, comprised solely of independent directors meeting the independence and experience requirements of the Nasdaq National Market. The Nominating and Corporate Governance Committee shall recommend nominees for appointment to the Audit Committee annually and as vacancies or newly created positions occur. Audit Committee members shall be appointed by the Board and may be removed by the Board at any time. The Nominating and Corporate Governance Committee shall recommend to the Board, and the Board shall designate, the Chairman of the Audit Committee.

All Audit Committee members shall be able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement and cash flow statement. One Audit Committee member shall be a designated “audit committee financial expert”, per the definition defined by the SEC in its final rule to implement Section 407 of the Sarbanes-Oxley Act. No Audit Committee member shall have participated in the preparation of the financial statements of the Company at any time during the past three years.

Responsibilities

In addition to any other responsibilities that may be assigned from time to time by the Board, the Audit Committee is responsible for the following matters.

Independent Auditors

•	The Audit Committee shall be directly responsible for the appointment, compensation, retention and oversight of the work of any accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company (subject, if applicable, to shareholder ratification). Each such accounting firm shall report directly to the Audit Committee.

•	The Audit Committee shall pre-approve the audit services and non-audit services to be provided by the Company’s independent auditor, pursuant to pre-approval policies and procedures established by the Audit Committee, before the auditor is engaged to render such services. The Audit Committee may delegate its authority to pre-approve services to one or more Audit Committee members, provided that such designees present any such approvals to the full Audit Committee at the next Audit Committee meeting. The Audit Committee may consult with management in the decision making process, but may not delegate this authority to management before the auditor is engaged to render such services.

•	The Audit Committee shall review and approve the scope and staffing of the independent auditor’s annual audit plan(s).

•	The Audit Committee shall evaluate the independent auditor’s qualifications, performance and independence, and shall present its conclusions with respect to the independent auditor to the full Board on at least an annual basis. As part of such evaluation, the Audit Committee shall:

•	obtain and review a report or reports from the Company’s independent auditor:

•	describing the independent auditor’s internal quality-control procedures;

•	describing any material issues raised by (i) the most recent internal quality-control review, or peer review, of the auditing firm, or (ii) any inquiry or investigation by governmental or professional authorities, within the preceding five years, regarding one or more independent audits carried out by the auditing firm and any steps taken to deal with any such issues; and

•	describing all relationships between the independent auditor and the Company, consistent with Independence Standards Board Standard No. 1 and including any relationships or services provided to individual directors or members of management; and

•	assuring that Section 10A of the Securities Exchange Act of 1934 has not been implicated;

•	review and evaluate the senior members of the independent auditor team(s), particularly the partners on the audit engagement teams;

•	The Audit Committee shall establish policies for the Company’s hiring of current or former employees of the independent auditor who participated in any capacity in the audit of the Company, taking into account the impact of such policies on auditor independence.

Internal Auditors

•	Following the establishment of an internal audit function and internal audit plan by the Company, the Audit Committee shall evaluate the performance, responsibilities, budget and staffing of the Company’s internal audit function and review the internal audit plan at least annually. Such evaluation shall include a review of the responsibilities, budget and staffing of the Company’s internal audit function with the independent auditor.

•	At least annually, the Audit Committee shall evaluate the performance of the senior officer or officers responsible for the internal audit function of the Company, and make recommendations to the Board and management regarding the responsibilities, retention or termination of such officer or officers.

•	The Audit Committee shall periodically review financial and accounting personnel succession planning within the Company.

•	The internal auditors shall report directly to the Audit Committee and indirectly to the chief financial officer (“CFO”).

Financial Statements; Disclosure and Other Risk Management and Compliance Matters

•	As appropriate, the Audit Committee shall review with management, the internal auditors and the independent auditor, in separate meetings if the Audit Committee deems it necessary:

•	the annual audited financial statements, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, prior to the filing of the Company’s Form 10-K;

•	the quarterly financial statements, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, prior to the filing of the Company’s Form 10-Q;

•	any analyses or other written communications prepared by management, the internal auditors, if any, and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements;

•	the critical accounting policies and practices of the Company;

•	related-party transactions and off-balance sheet transactions and structures;

•	any major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles; and

•	the effect of regulatory and accounting initiatives or actions applicable to the Company.

•	The Audit Committee shall review, in conjunction with management, the Company’s policies generally with respect to the Company’s earnings press releases and with respect to financial information and earnings guidance provided to analysts and rating agencies, including in each case the type and presentation of information to be disclosed.

•	The Audit Committee shall review any of the Company’s financial information and earnings guidance provided to analysts and ratings agencies and any of the Company’s other financial disclosure, such as earnings press releases.

•	The Audit Committee shall, in conjunction with the chief executive officer (“CEO”) and CFO of the Company, review the Company’s internal controls and disclosure controls and procedures, including whether there are any significant deficiencies in the design or operation of such controls and procedures, material weaknesses in such controls and procedures, any corrective actions taken with regard to such deficiencies and weaknesses and any fraud involving management or other employees with a significant role in such controls and procedures.

•	The Audit Committee shall review and discuss with the independent auditor any audit problems or difficulties and management’s response thereto, including those matters required to be discussed with the Audit Committee by the auditors pursuant to Statement on Auditing Standards No. 61, as amended, such as:

•	any restrictions on the scope of the independent auditor’s activities or on access to requested information;

•	any accounting adjustments that were noted or proposed by the auditor but were “passed” (as immaterial or otherwise);

•	any communications between the audit team and the audit firm’s national office regarding auditing or accounting issues presented by the engagement;

•	any management or internal control letter issued, or proposed to be issued, by the auditor; and

•	any significant disagreements between management and the independent auditor.

•	In connection with its oversight responsibilities, the Audit Committee shall be directly responsible for the resolution of disagreements between management and any auditor regarding the Company’s financial reporting.

•	The Audit Committee shall review the Company’s policies and practices with respect to risk assessment and risk management, including discussing with management the Company’s major financial risk exposures and the steps that have been taken to monitor and control such exposures.

•	The Audit Committee shall establish procedures for:

•	the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and

•	the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

•	The Audit Committee shall review any complaints regarding accounting, internal accounting controls or auditing matters received pursuant to such procedures.

•	The Audit Committee shall review all material related party transactions and determine whether such transactions are appropriate for the Company to undertake. If so, the Audit Committee is authorized to approve such transactions.

•	The Audit Committee shall prepare the audit committee report that Securities and Exchange Commission rules require to be included in the Company’s annual proxy statement.

Qualified Legal Compliance Committee (QLCC)

•	The Audit Committee shall serve as the Company’s QLCC whose purpose shall be to review any report made directly, or otherwise made known, to the Audit Committee by an attorney representing the Company or its subsidiaries of a material violation of U.S. federal or state securities law, a material breach of fiduciary duty arising under U.S. federal or state law or a similar material violation of any U.S. federal or state law (a “material violation”), all in accordance with the provisions of 17 CFR Part 205, as amended from time to time (“Part 205”).

•	The Audit Committee has the authority and the responsibility for the following matters:

Receipt, Retention and Consideration of Reports

•	The Audit Committee shall adopt written procedures for the confidential receipt, retention and consideration of any report of evidence of a material violation under Part 205 (a “report”).

Investigation of Reports

•	Upon receipt of a report, the Audit Committee shall:

•	inform the Company’s chief legal officer/general counsel (“CLO”) and CEO of such report unless such notification would be futile; and

•	determine whether an investigation is necessary regarding any report of evidence of a material violation by the Company, its subsidiaries or any of their officers, directors, employees or agents.

•	If the Audit Committee determines an investigation is necessary or appropriate, the Audit Committee shall:

•	notify the full board of directors;

•	initiate an investigation, which may be conducted either by the CLO or by outside attorneys, or both; and

•	retain such expert personnel as the Audit Committee deems necessary.

Making Recommendations for Adoption of Appropriate Response

•	At the conclusion of any such investigation, the Audit Committee shall:

•	recommend that the Company implement an appropriate response to the evidence of a material violation, which appropriate response may include:

•	a finding that no material violation has occurred, is ongoing, or is about to occur;

•	the adoption of appropriate remedial measures, including appropriate steps or sanctions to stop any material violations that are ongoing, to prevent any material violation that has yet to occur, and to remedy or otherwise appropriately address any material violation that has already occurred and to minimize the likelihood of its recurrence; or

•	the retention or direction of an attorney to review the reported evidence of a material violation and either (i) the Company has substantially implemented any remedial recommendations made by such attorney after a reasonable investigation and evaluation of the reported evidence or (ii) the attorney advises the Company that such attorney may, consistent with his or her professional obligations, assert a colorable defense on behalf of the Company or its officers, directors, employees or agents, in any investigation or judicial or administrative proceeding relating to the reported evidence of a material violation; and

•	inform the CLO, the CEO and the Board of the results of any such investigation initiated by the Audit Committee and the appropriate remedial measures to be adopted.

Authority to Notify the SEC

•	The Audit Committee may take all other appropriate action, including the authority to notify the Securities and Exchange Commission, if the Company fails in any material respect to implement an appropriate response that the Audit Committee has recommended for adoption by the Company.

Reporting to the Board

•	The Audit Committee shall report to the Board periodically. This report shall include a review of any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the independence and performance of the Company’s independent auditor, the performance of the internal audit function and any other matters that the Audit Committee deems appropriate or is requested to be included by the Board.

•	At least annually, the Audit Committee, in conjunction with the Nominating and Corporate Governance Committee, shall evaluate its own performance and report to the Board on such evaluation.

•	The Audit Committee shall periodically review and assess the adequacy of this charter and recommend any proposed changes to the Board.

Authority

The Audit Committee is authorized (without seeking Board approval) to retain special legal, accounting or other advisors and may request any officer or employee of the Company or the Company’s outside counsel or independent auditor to meet with any members of, or advisors to, the Audit Committee.

The Audit Committee shall have available appropriate funding from the Company as determined by the Audit Committee for payment of:

•	compensation to any accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company;

•	compensation to any advisers employed by the Audit Committee; and

•	ordinary administrative expenses of the Audit Committee that are necessary or appropriate in carrying out its duties.

The Audit Committee may delegate its authority to subcommittees or the Chairman of the Audit Committee when it deems appropriate and in the best interests of the Company.

Procedures

The Audit Committee shall meet as often as it determines is appropriate to carry out its responsibilities under this charter, but not less frequently than quarterly. The Chairman of the Audit Committee, in consultation with the other committee members, shall determine the frequency and length of the committee meetings and shall set meeting agendas consistent with this charter.

The Audit Committee shall meet separately, periodically, with management, with internal auditors or other personnel responsible for the internal audit function and with the independent auditors.

Limitations Inherent in the Audit Committee’s Role

It is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with GAAP and applicable rules and regulations. This is the responsibility of management and the independent auditor. Furthermore, while the Audit Committee is responsible for reviewing the Company’s policies and practices with respect to risk assessment and management, it is the responsibility of the CEO and senior management to determine the appropriate level of the Company’s exposure to risk.

SMART MODULAR TECHNOLOGIES (WWH), INC.
4211 STARBOARD DRIVE
FREMONT, CALIFORNIA 94538
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to SMART Modular Technologies (WWH), Inc., c/o COMPUTERSHARE, PO BOX 43101, PROVIDENCE RI 02940.
SHAREHOLDERS ARE URGED TO DATE, MARK, SIGN AND RETURN THIS PROXY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED WITHIN THE UNITED STATES.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SMART Modular Technologies (WWH), Inc.

1.	ELECTION OF DIRECTORS	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee, mark “For All Except” and write the nominee’s number on the line below.

Nominees: 01) Iain MacKenzie, 02) Ajay Shah, 03) Eugene Frantz, 04) John W. Marren, 05) Dipanjan Deb, 06) Ezra Perlman, 07) Dr. C.S. Park, 08)

	Mukesh Patel, 09) Clifton Thomas Weatherford	¡	¡	¡

Vote On Proposals		For	Against	Abstain

2.	PROPOSAL TO RATIFY THE SELECTION OF KPMG LLP AS INDEPENDENT	¡	¡	¡
REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE FISCAL YEAR ENDING AUGUST 31, 2007

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment or continuation thereof.
Please sign exactly as the name or names appear on stock certificate (as indicated hereon). If the shares are issued in the names of two or more persons, all such persons should sign the proxy. A proxy executed by a corporation should be signed in its name by its authorized officers. Executors, administrators, trustees and partners should indicate their positions when signing.

		Yes	No

	Please indicate if you plan to attend this meeting	¡	¡

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

SMART MODULAR TECHNOLOGIES (WWH), INC.
PROXY FOR 2007 ANNUAL GENERAL MEETING OF SHAREHOLDERS
FEBRUARY 9, 2007
The undersigned hereby appoints IAIN MACKENZIE, JACK A. PACHECO, and ANN T. NGUYEN, or any of them, each with power of substitution, as proxies to represent the undersigned at the Annual Meeting of Shareholders of SMART Modular Technologies (WWH), Inc., to be held on February 8, 2007, at 10:00 a.m. (PST) at the Courtyard by Marriott, 34905 Newark Blvd., Newark, California 94560, and any adjournment thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present on the following matters set forth on the reverse side.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. THIS PROXY WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR THE NINE NOMINEES FOR ELECTION AND FOR THE RATIFICATION OF THE SELECTION OF KPMG LLP.